Exhibit 99.1

Alector Announces Appointment of Elizabeth A. Garofalo, M.D.,

to its Board of Directors

South San Francisco, Calif., September 28, 2021 — Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced the addition of Elizabeth (Betsy) A. Garofalo, M.D., to the Company’s Board of Directors. Dr. Garofalo is a veteran biopharmaceutical executive with more than 25 years of experience in global clinical development and regulatory affairs, with a focus on neurology.

“Betsy is a highly-regarded leader with unmatched clinical development experience, particularly in neurodegenerative disease indications. As we advance our pipeline of novel immuno-neurology therapeutics into later-stage clinical trials, her expert perspective in neurology drug development will be a strong and valued addition to our team,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector.

Since 2016, Dr. Garofalo has served as the principal for EAG Pharma Consulting LLC. Previously, Dr. Garofalo worked for Novartis, serving as Senior Vice President and Global Head of Clinical Development and as a member of its Global Development Leadership Team; she was also Chair of the Novartis Portfolio Stewardship Board and Co-Head of the Novartis Neuroscience Franchise. Prior to Novartis, Dr. Garofalo held several leadership positions, including Global Therapeutics Area Leader, CNS at Astellas; Ann Arbor Site Head, Worldwide Regulatory Affairs at Pfizer; and Ann Arbor Site Head of Neuroscience at Pfizer. Dr. Garofalo currently serves on the Boards of Xenon Pharmaceuticals, Inc., Exicure, Inc. and Acadia Pharmaceuticals Inc. She is also Chair of the Pediatric Oversight Committee at the Institute for Advanced Clinical Trials in Children and is the Chair of the Business Advisory Board for the Epilepsy Foundation of America. Dr. Garofalo holds an M.D. from the Indiana University School of Medicine and completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School.

“Alector is well-positioned to be a leader in the neurology space, with a promising and productive platform that leverages an understanding of the brain’s immune system and the genetic underpinnings of degenerative diseases to advance clinical programs aimed at addressing significant problems associated with diseases such as frontotemporal dementia, Alzheimer’s, and ALS,” said Dr. Garofalo. “I look forward to working with Arnon, the leadership team and the Board to support the continued growth of Alector’s neurology programs to help make a meaningful difference in the lives of patients.”

About Alector

Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector has discovered and is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Alector’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Alector Contacts

Michelle Corral

VP, Communications and Investor Relations

650-808-7016

michelle.corral@alector.com

1AB (media)

Dan Budwick

973-271-6085

dan@1abmedia.com

Argot Partners (investors)

Laura Perry/Eric Kasper

Argot Partners

212.600.1902

alector@argotpartners.com